Exhibit 99.1
FOR IMMEDIATE RELEASE
Harris Interactive Names Ronald E. Salluzzo as its New Chief Financial Officer
Will bring over 30 years of financial, technological and professional services experience to the position
ROCHESTER, N.Y. — February 17, 2006 — Harris Interactive® (NASDAQ:HPOL) today announced that consulting industry veteran Ronald E. Salluzzo, 55, is joining the Company as executive vice president and chief financial officer, beginning March 6, 2006.
“Ron Salluzzo is one of the most talented leaders I have ever met, and his thirty plus years of financial, technological and professional services experience will be an outstanding addition to Harris Interactive,” stated Gregory T. Novak, president and CEO. “I am confident that Ron will make significant contributions to the sustained profitable growth of Harris Interactive,” Novak ended.
Since February 2005, Salluzzo has served as the Chief Risk Officer at BearingPoint, one of the largest global business consulting and systems integration firms in the world, based in McLean, Virginia. “I could not pass up the opportunity to join a company whose vision is to become one of the largest and most influential consultative market research firms in the world,” Salluzzo commented. “I’m committed to help turn that vision into reality,” Salluzzo ended.
Salluzzo takes over the chief financial role from Frank J. Connolly, Jr., who was appointed CFO in January 2005, by former Harris Interactive CEO Robert Knapp. In the short-term, Connolly will remain at Harris Interactive, reporting to Novak in a consultative role to complete several in progress initiatives relating to the Company’s profitable growth strategy.
“We owe Frank Connolly a debt of gratitude for a job very well done,” Novak said. “His disciplined focus on measurement and accountability has helped us develop and implement a number of financial control processes that now form a strong foundation for future success,” Novak concluded. Said Connolly, “I’m proud about the great progress we’ve made over the last year, and although I will miss the challenges and the team at Harris Interactive; spending more time in Connecticut with my family has become an important priority for me.”
Prior to being named BearingPoint’s Chief Risk Officer, Salluzzo led their State and Local Government and Education Services segment, which included responsibility for managing the segment’s strategy and operations systems integration, technology infrastructure consulting and business process reengineering services.
Salluzzo started his career in 1972, when he joined KPMG as a member of the audit department in Rochester, New York. Salluzzo was elected to the partnership in 1984, and named Practice Leader for Higher Education in 1994, a position he held until 1999, when he was selected to lead the State and Local Government group of KPMG Consulting, the predecessor to BearingPoint.
Salluzzo, a New York State Certified Public Accountant, received a bachelor of business administration from St. Bonaventure University. Salluzzo’s curriculum vitae may be viewed under Corporate Officers in the investor relations section of the Harris Interactive website: www.harrisinteractive.com/ir/ .
As part of his compensation package, Salluzzo will receive 350,000 non-qualified stock options that will be priced at market close on March 6, 2006. One-fourth of the options will vest on March 6, 2007, and 1/36th of the remaining options will vest in each of the 36 months thereafter. All of the options will vest upon a change in control of the Company. The options will expire on March 6, 2016 and/or may expire earlier upon the occurrence of certain events.
The Company expects to make approximately $0.4 million in post-employment payments relating to Mr. Connolly’s departure.
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About Harris Interactive
Harris Interactive Inc. (www.harrisinteractive.com), based in Rochester, New York, is the 13th largest and the fastest-growing market research firm in the world, most widely known for The Harris Poll® and for its pioneering leadership in the online market research industry. Long recognized by its clients for delivering insights that enable confident business decisions, the Company blends the science of innovative research with the art of strategic consulting to deliver knowledge that leads to measurable and enduring value.
Harris Interactive serves clients worldwide through its United States, Europe (www.harrisinteractive.com/europe) and Asia offices, its wholly-owned subsidiary Novatris in Paris, France (www.novatris.com), and through an independent global network of affiliate market research companies. EOE M/F/D/V
To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, go to www.harrispollonline.com .
Safe Harbor
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Contact
Dan Hucko
SVP, Corporate Communications — Investor Relations
Harris Interactive Inc.
585-214-7470
800-866-7655 x7470
Harris Interactive Inc. 02/06